Exhibit 99.1

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TWMH

In this section, unless the context otherwise requires, references to “TWMH,” “we,” “us,” and “our” are intended to mean the business and operations of TWMH and its consolidated subsidiaries. The following discussion analyzes the financial condition and results of operations of TWMH and should be read in conjunction with the consolidated audited financial statements and the related notes included in this registration statement.

Amounts and percentages presented throughout our discussion and analysis of financial condition and results of operations may reflect rounded results in thousands (unless otherwise indicated) and consequently, totals may not appear to sum.

Our Business

We are a premier, full-service multi-family office that is focused on providing financial advisory and related family office services to HNWIs, families, endowments, and foundations. In addition to a wide range of investment capabilities, we offer a full suite of complementary and customized family office services for families seeking comprehensive oversight of their financial affairs. We also operate as a limited purpose trust company, through which we conduct business principally in a trust or fiduciary capacity. We provide highly qualified investment advice and trust services, and objectively allocate all assets to External Strategic Managers around the world. We currently have offices across the United States in: New York, New York; San Francisco, California; Seattle, Washington; Palm Beach, Florida; Dallas, Texas; Bethesda, Maryland; Portland, Oregon; Aspen, Colorado; and Wilmington, Delaware.

Our business is focused on providing wealth management advisory services to clients that are primarily based in the United States. As of September 30, 2022, we administered $27.9 billion in AUA. AUA increased $0.3 billion, or 1%, during the nine months ended September 30, 2022. As of September 30, 2022, we managed $18.1 billion in AUM, which is a subset of AUA. Of our AUM, 17.3% is allocated by our clients to Impact Investing mandates (“Assets Committed to Impact Investing”).

TWMH provides tailored, industry-leading expertise in the following areas:

Investment management services for maximizing wealth over the long term by balancing risk/reward through adhering to disciplined risk management and diversification. In order to achieve this goal, we provide:

•	Customized plans tailored to specific objectives, return expectations, liquidity parameters, tax constraints, and risk tolerances of our clients;

•	Flexible solutions with no preference for active versus passive investments or specific structures;

•	Unique opportunities by diligently selecting, analyzing, and monitoring third-party managers that invest globally across all asset classes; and

•	Comprehensive integrated reporting with easy online access to account and investment information.

Wealth planning services, which starts with effective planning and requires a thorough understanding of family objectives, assets, and ownership structures and is customized to the client’s needs. In addition to administering trusts, our skilled administrators and attorneys, well-versed in the nuances of laws and regulations affecting trusts and taxation, proactively help clients benefit from changes in statues and evolving case law.

Trust services, including full corporate trustee and executor services through Tiedemann Trust Company based in Delaware. Delaware’s innovative trust laws provide substantial opportunities to customize planning structures for individuals and families.

Education and governance services to facilitate thorough education for our clients. The main topics covered in our educational sessions include: investment and asset allocation, tax and estate planning, financial planning and cash flow management, family and enterprise governance, charitable giving, philanthropy and legacy, and transition planning.

Impact Investing, which includes investments with the intention to generate positive, measurable social and environmental impact alongside a financial return. This process starts with a Values Survey to identify goals and priorities of our clients and continues with aligning client’s investment portfolios within the themes of environmental sustainability, financial wellness, education, and equity lens to build market-rate, diversified, impact portfolios across asset classes. As of September 30, 2022, Assets Committed to Impact Investing was $3.1 billion. From December 31, 2021 to September 30, 2022, we experienced AUM decline of Assets Committed to Impact Investing of $634 million mainly attributable to decreases in the overall market.

Assets Committed to Impact Investing over the past few years has been primarily driven by a transition of wealth holders to Impact Investing combined with our offering of a total portfolio activation across the most relevant themes of environmentally sustainable and socio- economic development.

Extended and Family Office Services (“FOS”) provides tailored outsourced family office solutions and administrative services to families, trusts, foundations, and institutions. Our Extended and FOS include:

•	Family governance & transition;

•	Wealth & asset strategy;

•	Trust & fiduciary services;

•	CFO and outsourced FO services;

•	Philanthropy; and

•	Lifestyle & special projects.

We work with clients’ existing advisors or coordinate legal, accounting, and tax advice operating in partnership with carefully selected third party advisors and professionals to provide a collegiate approach to obtaining the right advice and support for families and their associated structures.

Fee Structure

Investment Management, Trustee and Family Office Fees

For services provided to each client account, TWMH charges an investment management fee and/or trustee fee typically based on the market value of the account. TWMH also provides Extended Services and FOS to a subset of its larger clients for an additional fee which is typically a flat fee based upon scope of work. Fees are charged to clients either quarterly in arrears or annually in arrears (in cases of certain trust relationships). For assets, for which valuations are not available quarterly, the most recent valuation provided to TWMH is used as the market value for the purpose of calculating its fees. TWMH does not earn any performance or incentive fees.

Market Trends and Business Environment

Global equity markets declined in performance during the nine months ended September 30, 2022, as supply chain issues, labor shortages, and inflation concerns increased. The S&P 500 Index had negative returns of 24.8% for the nine months ended September 30, 2022. Outside of the U.S., the MSCI All Country World ex USA Index decreased 26.8% for the nine months ended September 30, 2022.

Despite vulnerability in the global markets created by Russia’s invasion of Ukraine, supply chain issues, labor shortages, and inflation, our business has remained resilient, affirming that our operating and financial model provide stable performance throughout market cycles.

Our investment solutions have a stable base of committed capital enabling us to invest in assets with a long- term focus over different points in a market cycle and to take advantage of market volatility.

The results of our operations, as well as our future performance, are affected by a variety of factors, including the following:

Attractive Opportunity in Environmental, Social, and Governance (ESG) and Impact Investing. We believe we have differentiated capabilities in serving our target clients, particularly with respect to ESG and Impact Investing. Mega trends globally (i.e., the COVID-19 pandemic and climate change) and nationally (i.e., racial injustice) have caused investors to reconsider how to incorporate impact considerations into their investment objects. Substantial generational wealth transfers have also been a significant contributing factor, for which many new clients and prospects, including millennials, think differently about their wealth and prioritize impact as its primary purpose. These mega trends are evidenced by the rise in AUM of U.S. ESG funds and alternative investment AUM. Addressing these priorities will be essential for our future growth opportunities. Our ability to offer both trust company and Impact Investing capabilities in-house is also differentiated and contributes to client retention as well as growth.

Our Investment Philosophy and Strategy. We believe our results of operations, including the value and future growth of our AUM, are affected by a variety of factors, including conditions in the domestic and global financial markets and the economic and political environments in the United States and overseas. We believe that our disciplined investment philosophy across our distinct but complementary investment strategies contributes to the stability of our performance throughout market cycles. We believe we have a deep and broad capability to service clients from providing Outsourced Chief Investment Officer (“OCIO”) services to providing extended and family office services and along with a broad and deep suite of services between these two ends of the spectrum. Furthermore, our growing international presence allows us to service transnational clients.

Our Culture and Our People. We recognize that our chief asset is our people. In a human capital business, we believe culture matters and is a defensible asset. Our firm prioritizes a culture of compliance that is rooted in a proper tone at the top of our organization. We have also fostered a culture of service to our clients, recognizing that we succeed when our clients succeed. Our firm values all functions of the firm, and while we seek high performance in our investment strategies, we pursue excellence throughout our company. In addition, we have a culture of diversity, equity, and inclusion. We are a process-driven firm that does not operate on a star system, not relying on any one individual and, therefore, is prepared to deal with issues of contingency and succession. Additionally, we have made significant investments in training, talent, and technology to ensure that we are serving our clients with the highest levels of professionalism. As of September 30, 2022, 52% of our employees were women or ethnically diverse; and of our senior professionals, 36% were women or ethnically diverse employees. We believe there is a significant alignment of interests between our clients, our stakeholders and our firm. As of September 30, 2022, our current and former employees, board members, and their families had approximately $406 million of their own capital invested alongside our clients, a fact which we believe aligns our interest with those of our clients.

Our Market Opportunity. The independent (non-bank) wealth management industry has seen and continues to witness strong growth driven by wealth creation and generational transfers of wealth, and the equity markets in the United States and globally have been a tailwind. We believe wealth creation and liquidity generation are key factors in the innovation economy. Our size and scale allow us to offer a broad suite of sophisticated wealth management services on a national and growing global basis. The rise of interest in Impact Investing is a tailwind to our strong and growing capabilities in this space.

COVID-19 and Our Response

Since the beginning of 2020, governments around the world have been forced to enact emergency measures in response to the World Health Organization’s declaration of the COVID-19 pandemic. Businesses around the world have suffered material disruptions resulting in economic slowdowns and uncertainty which led to volatility in the financial markets. Following a historic decline in March 2020, the global capital markets rallied during the second quarter of 2020 as investor sentiment was encouraged by global central bank support and the gradual re- opening of economies, among other things.

As of September 30, 2022, the majority of first world countries have rolled out vaccination programs that are aggressively targeting the overall population. Spikes of coronavirus cases continue to occur in certain jurisdictions. These spikes have resulted in certain jurisdictions continuing or re-imposing certain restrictions, although in many cases not to the extent of those initially imposed.

While uncertainty still remains as to the duration and extent of the economic impact from the COVID-19 pandemic, TWMH is well positioned with its strong balance sheet. As of the date of this report, we continue to operate with a focus on driving growth in AUA/AUM. We remain confident of our prospects for the remainder of 2022 and beyond. TWMH experienced minimal operational issues as a result of COVID-19 in 2020 and 2021 and was able to continue to operate with full functionality through remote working.

In order to manage any potential effects, the management of TWMH continued to monitor and discuss matters including costs and liquidity on a weekly basis, successfully navigating an unprecedented period and remaining profitable for 2020 and 2021, as well as for the nine months ended September 30, 2022. While the global economy is experiencing headwinds, management remains focused on navigating successfully through any further disruption to normal activity.

Managing Business Performance and Key Financial Measures

Non-GAAP Financial Measures

In this proxy statement/prospectus, we use Adjusted Net Income and Adjusted EBITDA as non-GAAP financial measures. Adjusted EBITDA is derived from and reconciled to, but not equivalent to, its most directly comparable GAAP measure of net income (loss). Adjusted Net Income represents net income (loss) plus (a) equity-settled share-based payments, (b) transaction-related costs, including professional fees, (c) impairment of equity method investments, (d) change in fair value of investments, (e) one-time bonuses recorded in the income statement, (f) compensation expense related to the Holbein earn-in described in Note 3 “Variable Interest Entities and Business Combinations,” and (g) other acquisition-related costs. Adjusted EBITDA represents Adjusted Net Income plus (a) interest expense, net, (b) income tax expense (benefits), and (c) depreciation and amortization expense

We use Adjusted Net Income and Adjusted EBITDA as a non-US GAAP measure to track our performance and assess our ability to service our borrowings. This is a non-US GAAP financial measure supplement and should be considered in addition to and not in lieu of, the results of operations, which are discussed further under “—Components of Consolidated Results of Income” and “Presentation of Certain Financial Information” and are prepared in accordance with US GAAP. For the specific components and calculations of this non-GAAP measure, as well as a reconciliation of these measures to the most comparable measure in accordance with GAAP, see “—Reconciliation of Consolidated GAAP Financial Measures to Certain Non-GAAP Measures.”

Operating Metrics

We monitor certain operating metrics that are common to the alternative asset management industry, which are discussed below.

Assets Under Advisement

AUA refers to all assets we manage, oversee, and report on. We view AUA as a core metric to measure our investment and fundraising performance as it includes non-financial assets (e.g., real estate) that are not included in AUM, investment consulting assets (not included in AUM but revenue generating) and other assets that we do not charge fees upon and do not have responsibility for investment execution responsibility.

The tables below present roll forwards of our total AUA for the nine months ended September 30, 2022 and 2021, respectively:

($ amounts in millions)
2022
At January 1:	$27,558
New Clients, net	1,241
Cash Flow, net	(164)
Non-Billable Assets, net	(1,328)
Market Performance, net	(3,258)
Acquisitions of TIH and Holbein	3,840

AUA at September 30	$27,889
Average AUA	$27,723

2021
At January 1:	$24,788
New Clients, net	259
Cash Flow, net	(206)
Non-Billable Assets, net	1,140
Market Performance, net	610

AUA at September 30	$26,591
Average AUA	$25,690

The tables below present roll forwards of our total AUA for the years ended December 31, 2021, 2020, and 2019, respectively:

($ amounts in millions)
2021
At January 1:	$24,788
New Clients, net	327
Cash Flow, net	(214)
Non-Billable Assets, net	1,412
Market Performance, net	1,245

AUA at December 31	$27,558
Average AUA	$26,173

2020
At January 1:	$21,506
New Clients, net	1,771
Cash Flow, net	44
Non-Billable Assets, net	464
Market Performance, net	1,003

AUA at December 31	$24,788
Average AUA	$23,147

2019
At January 1:	$18,303
New Clients, net	77
Cash Flow, net	986
Non-Billable Assets, net	622
Market Performance, net	1,518

AUA at December 31	$21,506
Average AUA	$19,905

Assets Under Management

AUM refers to the assets we manage (assets which we provide investment advice on and have execution responsibility for). Although we have investment responsibility for AUM, we do not bill on all of our AUM (e.g., we have agreements with certain clients under which we do not bill on certain securities or cash or cash equivalents held within their portfolio).

The tables below present roll forwards of our total AUM for the nine months ended September 30, 2022 and 2021, respectively:

($ amounts in millions)
2022
At January 1:	$21,390
New Clients, net	1,218
Cash Flow, net	(529)
Market Performance, net	(4,775)
Acquisitions of TIH and Holbein	840
AUM at September 30	$18,144
Average AUM	$19,767

2021
At January 1:	$19,613
New Clients, net	188
Cash Flow, net	255
Market Performance, net	667

AUM at September 30	$20,723
Average AUM	$20,168

As of September 30, 2022, our AUM was approximately $18.1 billion and we had non-discretionary administered assets of $9.8 billion. Therefore, our AUA was $27.9 billion.

The tables below present roll forwards of our total AUM for the years ended December 31, 2021, 2020, and 2019, respectively:

($ amounts in millions)
2021
At January 1:	$19,613
New Clients, net	397
Cash Flow, net	(192)
Market Performance, net	1,572

AUM at December 31	$21,390
Average AUM	$20,502

2020
At January 1:	$16,347
New Clients, net	2,162
Cash Flow, net	(57)
Market Performance, net	1,161

AUM at December 31	$19,613
Average AUM	$17,980

2019
At January 1:	$13,822
New Clients, net	164
Cash Flow, net	762
Market Performance, net	1,599

AUM at December 31	$16,347
Average AUM	$15,085

As of December 31, 2021, our AUM was approximately $21.4 billion and we had non-discretionary administered assets of $6.2 billion. Therefore, our AUA was $27.6 billion.

Components of Consolidated Results of Income

Revenues

Trustee, Investment Management, and Custody Fees. Investment management, trustee, and extended service and family office fees are recognized over the respective service period based on time elapsed. Investment management fees are based on a contractual percentage of the market value of billable assets in the client’s account. Trustee, extended service and family office fees are recognized based on a contractual flat fee, contractual percentage of the market value of billable assets in the client’s account, or combination of such fees. Because fees are a fixed rate tied to AUA, changes in revenue are directly related to changes in AUA. As such, the Company’s strategy for increasing revenues is to acquire more customers by leveraging existing relationships and contacts, focusing on employee training and development, aligning compensation with new client acquisition, and acquiring other wealth management firms as appropriate.

Client portfolios are constructed with long-term investment horizon and are typically reviewed quarterly, and sometimes monthly. The long-term performance versus the stated targets is typically reviewed against the trailing periods, (e.g., 3-5 years) and the target risk profile is also reviewed periodically to ensure continued appropriateness. If a client is dissatisfied with the performance of their portfolio or any other aspect of the service being provided by the company, they reserve the right to terminate the relationship with TWMH at any point. Generally, clients view a fixed basis point fee structure as an aligned structure, with revenues growing or being reduced directionally along with the asset base of the client portfolio.

Expenses

Compensation and Employee Benefits. Compensation generally includes salaries, bonuses, commissions, long-term deferral programs, benefits, and payroll taxes. Compensation is accrued over the related service period and long-term deferral program awards are paid out based on the various vesting dates.

General, Administrative, and Other Expenses. General, administrative, and other expenses include costs primarily related to professional services, occupancy, travel, communication and information services, depreciation and amortization, distribution costs, and other general operating items.

Other Expense (Income), net. Other non-operating expense (income), net consists of investment and interest rate swap gains and losses and contributions, donations, and dues.

Interest Expense, net. Interest expense, net consists of the interest expense on our outstanding debt, net of interest income.

Income Tax Expense. Income tax expense (benefit) consists of taxes paid or payable by our consolidated operating subsidiaries. Certain subsidiary entities (the “Taxable Partnerships”) are treated as partnerships for federal income tax purposes and, accordingly, are not subject to federal and state income taxes, as such taxes are the responsibility of certain direct and indirect owners of the Taxable Partnerships; however, the taxable partnerships are subject to unincorporated business tax (“UBT”) and other state taxes. A portion of our operations is conducted through domestic and foreign corporations that are subject to corporate level taxes and for which we record current and deferred income taxes at the prevailing rates in the various jurisdictions in which these entities operate.

Results of Operations

Consolidated Results of Income—the Nine Months Ended September 30, 2022 Compared to the Nine Months Ended September 30, 2021

	For the nine months ended September 30,		Favorable (Unfavorable)
($ amounts in thousands)	2022	2021	$ Change	% Change
Revenues
Investment management fees	50,094	48,658	1,436	3%
Trustee fees	5,153	4,947	206	4%
Custody fees	2,198	1,968	230	12%

Total Revenues	57,445	55,573	1,872	3%
Expenses
Compensation and benefits	36,969	35,155	(1,814)	(5%)
General, administrative and other expenses	18,102	14,254	(3,848)	(27%)

Total operating expenses	55,071	49,409	(5,662)	(11%)

Operating income	2,374	6,164	(3,790)	(61%)
Other (income) expense, net	(317)	388	705	NM
Interest expense, net	310	341	31	9%

Net income before income taxes	2,381	5,435	(3,054)	(56%)
Income tax expense	(363)	(475)	112	24%
Consolidated net income	2,018	4,960	(2,942)	(59%)

Net loss attributable to non-controlling interests in subsidiaries	(87)	(113)	(26)	23%

Net income available to TWMH members	2,105	5,073	(2,968)	(59%)

NM – Not Meaningful

Revenues

The Nine Months Ended September 30, 2022 Compared to the Nine Months Ended September 30, 2021

Revenues increased by $1.9 million, or 3%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021 due to the acquisitions of Holbein and TIH, an increase in AUA from existing clients, and through investments from new clients. While maintaining existing relationships, TWMH established relationships with new clients in the nine months ended September 30, 2021 which represented an additional $2.0 million in revenue during the nine months ended September 30, 2022.

Expenses

The Nine Months Ended September 30, 2022 Compared to the Nine Months Ended September 30, 2021

Compensation and Employee Benefits. Compensation and benefits increased by $1.8 million, or 5%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. This increase was primarily driven by a $3.0 million increase in payroll expenses due to increased headcount primarily from personnel hired in 2021 and the consolidation of TIH and Holbein payroll expenses, offset by a $1.1 million decrease in restricted units compensation expense. This decrease in restricted unit compensation expense is primarily due to $2.5 million of additional restricted stock units issued in April 2021 that vested immediately.

General, Administrative, and Other Expenses. General, administrative, and other expenses increased by $3.8 million, or 27%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The increase was driven by a variety of factors including a $0.9 million increase in travel and entertainment costs, $1.0 million increase in technology costs, $0.8 million increase in occupancy costs, and $1.1 million increase in professional fees from the nine months ended September 30, 2021 to the nine months ended September 30, 2022. Of the $5.5 million in professional fees for the nine-month period ended September 30, 2022, $3.4 million were for transaction expenses related to the Business Combination.

Other (Income) Expense, net. Other non-operating (income) expense, net, changed from $0.4 million other net expense for the nine months ended September 30, 2021 to $0.3 million other net income for the nine months ended September 30, 2022. The decrease in other non-operating expenses was primarily driven by a $0.3 million increase in income from equity method investments from a loss of $0.3 million for the nine months ended September 30, 2021 to zero income for the nine months ended September 30, 2022. Other (Income) Expense, net was impacted by a lesser extent to changes in the fair value of TWMH’s interest rate swap from $0.1 million income for the nine months ended September 30, 2021 to $0.3 million for the nine months ended September 30, 2022, as detailed in “Note 8. Fair value measurements” and “Note 15. Accounting for Derivative Instruments and Hedging Activities” to our Consolidated Financial Statements.

Interest Expense, net. Net interest expense was essentially flat for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021.

Income Tax Expense. Income tax expense decreased by $0.1 million, or 24%, for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021. The decrease was primarily driven by a $0.1 million decrease in unincorporated business tax for the nine months ended September 30, 2022 compared to the nine months ended September 30, 2021.

Net Loss Attributable to Noncontrolling Interest. Net loss attributable to noncontrolling interests in the current nine-month period primarily represents the allocation to common shareholders of IWP for their 25% pro rata share of IWP’s net loss. The noncontrolling interest represents an approximately 75% interest in IWP.

Results of Operations

Consolidated Results of Income—the Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

	For the year ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2021	2020	$ Change	% Change
Revenues
Investment management fees	65,801	55,595	10,188	18%
Trustee fees	6,950	5,577	1,373	25%
Custody fees	2,652	3,217	(547)	(17%	)
Other	300	—	300	NM

Total Revenues	75,703	64,389	11,314	18%
Expenses
Compensation and benefits	47,413	42,164	(5,249)	(12%	)
General, administrative and other expenses	20,523	13,461	(7,062)	(52%	)

Total operating expenses	67,936	55,625	(12,311)	(22%	)

Operating income	7,767	8,764	(997)	(11%	)
Other expense (income), net	3,063	897	(2,166)	(241%	)
Interest expense. net	398	384	(14)	(4%	)
Net income before income taxes	4,306	7,483	(3,177)	(42%	)
Income tax expense	(515)	(497)	(18)	(4%	)

Consolidated net income	3,791	6,986	(3,195)	(46%	)

Net income (loss) attributable to non-controlling interests in subsidiaries	(148)	—	148	NM
Net income available to TWMH members	3,939	6,986	(3,047)	(44%	)

Revenues

The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

Revenues increased by $11.3 million, or 18%, for the year ended December 31, 2021 compared to the year ended December 31, 2020 due to an increase in AUM, AUA from existing clients, and through investments from new clients. While maintaining existing relationships, TWMH established relationships with new clients in 2021, which represented an additional $3.0 million in revenue during the year ended December 31, 2021.

Expenses

The Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020

Compensation and Employee Benefits. Compensation and benefits increased by $5.2 million, or 12%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. This increase was primarily driven by $5.5 million related to restricted stock unit expense, compared to $1.1 million for the same period last year. This variance is primarily due to $2.5 million of additional restricted stock units issued in April 2021 that vested immediately (in anticipation of the Transaction), whereas units issued in prior years vested over 3 to 5-year periods.

General, Administrative, and Other Expenses. General, administrative, and other expenses increased by $7.1 million, or 52%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was primarily driven by an increase in professional fees from $2.0 million for the year ended December 31, 2020 to $6.9 million for the year ended December 31, 2021, of which $4.6 million were for transaction expenses related to the Business Combination.

Other Expense (Income), net. Other non-operating expense (income), net, increased by $2.2 million, or 241%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase in other expenses was primarily driven by the $2.4 million other-than-temporary impairment of the Company’s equity method investments as detailed in “Note 6. Equity Method Investments” to our Consolidated Financial Statements. This change was partially offset by investment gains and changes in the fair value of TWMH’s interest rate swap, as detailed in “Note 5. Investments at fair value” and “Note 15. Accounting for Derivative Instruments and Hedging Activities” to our Consolidated Financial Statements.

Interest Expense, net. Net interest expense was essentially flat for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Income Tax Expense. Income tax expense was essentially flat for the year ended December 31, 2021 compared to the year ended December 31, 2020.

Net Loss Attributable to Noncontrolling Interest. Net loss attributable to noncontrolling interests in the current year primarily represents the allocation to common shareholders of IWP for their 25% pro rata share of IWP’s net loss. The noncontrolling interest represents an approximately 75% interest in IWP.

Results of Operations

Consolidated Results of Income—the Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

	For the year ended December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2020	2019	$ Change	% Change
Revenues
Investment Management, Trustee and Family Office Fees	64,389	59,818	4,571	8%

Total Revenues	64,389	59,818	4,571	8%
Expenses
Compensation and benefits	42,164	38,541	(3,623)	(9%	)
General, administrative and other expenses	13,461	13,668	207	2%

Total operating expenses	55,625	52,209	(3,600)	(7%	)

Operating income	8,764	7,609	1,155	15%
Other expense (income), net	897	(208)	(1,105)	NM
Interest expense. net	384	172	(212)	(123%	)
Net income before income taxes	7,483	7,644	(161)	(2%	)
Income tax expense	(497)	(411)	(86)	(21%	)

Consolidated net income	6,986	7,233	(247)	(3%	)

NM—Not Meaningful

Revenues

The Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Revenues increased by $4.6 million or 8% from the year ended December 31, 2019 to the year ended December 31, 2020 due to higher AUM, AUA from existing clients, and through investments from new clients. While maintaining existing relationships, TWMH established relationships with new clients, which during the nine months ended September 30, 2021, represented an additional $2.0 million in revenue.

Expenses

The Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

Compensation and Employee Benefits. Compensation and benefits increased by $3.6 million, or 9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increases were primarily driven by one-time bonuses paid to cover tax obligations related to equity payouts of $2.2 million, $1.0 million related to restricted stock unit expense, and $0.5 million growth in compensation expense due to increased headcount.

General, Administrative, and Other Expenses. General, administrative, and other expenses decreased by $0.2 million, or 1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The decrease was primarily driven by the COVID-19 impact and resulted in a decrease in certain operating expenses, such as travel, meals, and entertainment of $0.8 million and marketing of $0.2 million. In 2019, the Company recognized a $0.5 million gain from remeasurement of the contingent consideration payable liability to Threshold Group, LLC (“TG”). However, no remeasurement gains were recorded in 2020, which thus partially offset the decreases in expenses in the year ended December 31, 2020. Reductions in expenses were further offset by higher occupancy costs of $0.2 million in 2020 due to larger spaces used in the Seattle and Wilmington offices.

Other Expense (Income), net. Other non-operating expense (income), net, increased by $1.1 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. The net increase in expense was primarily driven by investment losses and losses on TWMH’s interest rate swap, as detailed in “Note 5. Investments” to our audited Consolidated Financial Statements.

Interest Expense, net. Interest expense increased by $0.2 million, or 123%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily driven by an increase in outstanding debt attributed to our $12.8 million Term Loan B entered into in March 2020.

Income Tax Expense. Income tax expense increased by $0.1 million, or 21%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.

Reconciliation of Consolidated GAAP Financial Measures to Certain Non-GAAP Measures

We use Adjusted Net Income and Adjusted EBITDA as non-US GAAP measures to assess and track our performance. Adjusted Net Income and Adjusted EBITDA as presented in this proxy statement/prospectus are supplemental measures of our performance that are not required by, or presented in accordance with, US GAAP. For more information, see “Presentation of Certain Financial Information.” The following table presents the reconciliation of net income as reported in our Consolidated Statements of Income to Adjusted Net Income and Adjusted EBITDA:

	For the Nine Months Ended September 30,		For the Year Ended December 31,
($ amounts in thousands)	2022	2021	2021	2020	2019
Adjusted Net Income and Adjusted EBITDA
Net income before taxes	$2,381	$5,435	$4,306	$7,483	$7,644
Equity settled share based payments P&L(a)(f)	2,860	3,930	5,532	1,145	465
Transaction expenses(b)	3,371	2,669	4,633	—	—
One-time impairment of equity method investment (c)	—	—	2,364	—	—
Change in fair value of (gains) / losses on investments (d)	(256)	6	(2)	266	(121)
One-time bonuses (e)	—	—	—	2,200	—
Holbein compensatory earn-in (f)	1,086	—	—	—	—
Acquisition-related costs (g)	273	—	—	—	—

Adjusted income before taxes	9,715	12,040	16,833	11,094	7,988
Adjusted income tax expense	(656)	(739)	(1,016)	(641)	(426)

Adjusted Net Income	9,059	11,301	15,817	10,453	7,562

Interest expense, net	310	341	398	384	172
Income tax expense	363	475	515	497	412
Adjusted income tax expense less income tax expense	293	264	501	144	14
Depreciation and amortization	1,790	1,556	2,052	1,914	1,345

Adjusted EBITDA	$11,815	$13,937	$19,283	$13,392	$9,505

(a)	Add-back of non-cash expense related to the 2015, 2019, 2020 and 2021 restricted unit awards.
(b)	Add-back of transaction expenses related to the Business Combination, including professional fees.

(c)	Related to an other than temporary impairment of the Tiedemann Constantia AG equity method investment which is exclusive of equity method investment net losses.
(d)	Represents the change in unrealized gains/losses related primarily to the interest rate swap.
(e)	Related to a one-time bonus payment made to certain members in 2020.
(f)

Add back of cash portion of the compensatory earn-ins of $1.1 million related to the Holbein acquisition as discussed in Note 3, “Variable Interest Entities and Business Combinations” of the Notes to the Consolidated Financial Statements of TWMH. The $2.2 million of total compensatory earn-in expense for the year-to-date period ending September 30, 2022 is settled in 50% equity and 50% cash. The add back of equity portion of compensatory earn-ins of $1.1 million is included in the equity settled share-based payments combined EBITDA adjustment.

(g)	Related to professional fees associated with an acquisition target. These costs are not related to the Business Combination.

Liquidity and Capital Resources

Management assesses liquidity in terms of our ability to generate cash to fund operating, investing, and financing activities. In the wake of the COVID-19 pandemic, management believes that we are well-positioned and our liquidity will continue to be sufficient for its foreseeable working capital needs, contractual obligations, distribution payments and strategic initiatives. For further discussion regarding the potential risks and impact of the COVID-19 pandemic on TWMH, see “Risk Factors” in this proxy statement/prospectus.

Sources and Uses of Liquidity

Our primary sources of liquidity are (1) cash on hand, (2) cash from operations, including management fees, which are generally collected quarterly, and (3) net borrowing from our credit facilities. As of September 30, 2022, our cash and cash equivalents were $4.5 million, and we had $21.8 million of debt outstanding and availability under our credit facilities of $1.5 million. Our ability to draw from the credit facilities is subject to minimum management fee and other covenants. We believe that these sources of liquidity will be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business and under the current market conditions for the foreseeable future. Market conditions resulting from supply chain difficulties related to the COVID-19 pandemic as well as inflation may impact our liquidity. Cash flows from management fees may be impacted by a slowdown or declines in deployment, declines, or write downs in valuations, or a slowdown or negatively impacted fundraising. Declines or delays and transaction activity may impact our product distributions and net realized performance income which could adversely impact our cash flows and liquidity. Market conditions may make it difficult to extend the maturity of or refinance our existing indebtedness or obtain new indebtedness with similar terms.

We expect that our primary liquidity needs will continue to be to (1) provide capital to facilitate the growth of our existing wealth-management businesses, (2) provide capital to facilitate our expansion into businesses that are complementary to our existing wealth-management businesses as well as other strategic growth initiatives, (3) pay operating expenses, including cash compensation to our employees, (4) fund capital expenditures, (5) service our debt, (6) pay income taxes, and (7) make distribution payments to our members’ equity holders in accordance with our distribution policy.

In the normal course of business, we expect to pay distributions that are aligned with the expected changes in our fee related earnings. If cash flow from operations were insufficient to fund distributions over a sustained period of time, we expect that we would suspend or reduce paying such distributions. In addition, there is no assurance that distributions would continue at the current levels or at all.

Our ability to obtain debt financing provides us with additional sources of liquidity. For further discussion of financing transactions occurring in the current period and our debt obligations, see “—Cash Flows” within this section and “Note 14. Term Notes, Line of Credit & Promissory Notes” to our audited Consolidated Financial Statements included in this proxy statement/prospectus.

Cash Flows

The Nine Months ended September 30, 2022 Compared to the Nine Months ended September 30, 2021

The following tables and discussion summarize our Consolidated Statements of Cash Flows by activity attributable to TWMH. Negative amounts represent a net outflow or use of cash.

	For the nine months ended September 30,		Favorable (Unfavorable)
($ amounts in thousands)	2022	2021	$ Change	% Change
Net cash provided by operating activities	3,259	12,611	(9,352)	(74%)
Net cash used in investing activities	(7,277)	(2,149)	(5,128)	(239%)
Net cash provided by (used in) financing activities	486	(9,783)	10,269	NM
Effect of exchange rate on cash	(31)	—	(31)	NM

Net decrease in cash and cash equivalents	(3,563)	679	(4,242)	NM

NM—Not Meaningful

Operating Activities

Cash used in TWMH’s operating activities decreased by $9.4 million from cash provided of $12.6 million for the nine months ended September 30, 2021 to cash provided of $3.3 million for the nine months ended September 30, 2022. The decrease in net cash flows provided by operating activities was primarily due to changes in operating assets and liabilities, which changed by $4.2 million from a $2.1 million source of cash during the nine months ended September 30, 2021 to a $2.1 million use of cash during the nine months ended September 30, 2022. The decrease in net cash flows provided by operating activities was also due to certain non-cash charges to net income such as a $2.1 million decrease in share-based compensation expense from $3.9 million during the nine months ended September 30, 2021 to $1.8 million for the nine months ended September 30, 2022.

Our increasing working capital needs reflect the growth of our business. We believe that our ability to generate cash from operations, as well as the aggregate $23.3 million capacity under all our credit facilities, including our $15.5 million Line of Credit, of which $1.5 million remains undrawn at September 30, 2022, provides us with the necessary liquidity to manage short-term fluctuations in working capital and to meet our short-term commitments.

Investing Activities

Net cash used in TWMH’s investing activities decreased by $5.1 million from $2.1 million cash used for the nine months ended September 30, 2021 to $7.3 million cash used for the nine months ended September 30, 2022. This increase of net cash used in investing activities was primarily due to the $8.1 million cash payment for the acquisition of Holbein in 2022. This increase in net cash used was offset by a decrease of $1.2 million of cash used for the purchase of equity method investments and a $0.9 million increase in cash provided by sales of investments.

Financing Activities

Net cash provided by TWMH’s financing activities increased by $10.3 million from $9.8 million used for the nine months ended September 30, 2021 to $0.5 million provided by the nine months ended September 30, 2022. The increase in net cash provided was primarily driven by a $8.8 million decrease in payments on debt and a $3.0 million increase of cash inflows from borrowings on debt offset by an increase in member distributions of $1.6 million.

Cash Flows

The Year ended December 31, 2021 Compared to the Year ended December 31, 2020

The following tables and discussion summarize our Consolidated Statements of Cash Flows by activity attributable to TWMH. Negative amounts represent a net outflow or use of cash.

	For the year December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2021	2020	$ Change	% Change
Net cash provided by operating activities	18,886	7,911	10,975	139%
Net cash used in investing activities	(2,485)	(7,604)	5,119	67%
Net cash used in financing activities	(11,928)	(722)	(11,206)	NM

Net increase in cash and cash equivalents	4,473	(415)	4,888	NM

NM—Not Meaningful

Operating Activities

Cash provided by TWMH’s operating activities increased by $11.0 million, or 139%, from $7.9 million for the year ended December 31, 2020 to $18.9 million for the year ended December 31, 2021. The increase in net cash flows provided by operating activities was primarily due to changes in operating assets and liabilities, which changed from a $2.8 million use of cash during the year ended December 31, 2020 to a $4.6 million source of cash during the year ended December 31, 2021, as well as the effects of certain non-cash charges to net income.

Our increasing working capital needs reflect the growth of our business. We believe that our ability to generate cash from operations, as well as the aggregate $24.2 million overall capacity under all our credit facilities, including our $14.5 million Line of Credit, of which $12.5 million remains undrawn, provides us with the necessary liquidity to manage short-term fluctuations in working capital and to meet our short-term commitments.

Investing Activities

Net cash used in TWMH’s investing activities for the year ended December 31, 2021 decreased by $5.1 million, or 67% from $7.6 million for the year ended December 31, 2020 to $2.5 million for the year ended December 31, 2021. This decrease of net cash used in investing activities was primarily as the result of the payment of contingent consideration of $6.4 million in 2020 pursuant to the 2017 acquisition of TG.

Financing Activities

Net cash used in TWMH’s financing activities increased by $11.2 million from $0.7 million for the year ended December 31, 2020 to $11.9 million for the year ended December 31, 2021. The increase in net cash used was primarily driven by the $7.3 million year-over-year decrease of cash inflows from borrowings on term notes and lines of credit, and by a $5.3 million increase in member distributions year-over-year. These increases were offset in part by a $1.1 million decrease in cash used for repayment of the notes.

Cash Flows

The Year ended December 31, 2020 Compared to the Year ended December 31, 2019

The following tables and discussion summarize our Consolidated Statements of Cash Flows by activity attributable to TWMH. Negative amounts represent a net outflow or use of cash.

	For the year December 31,		Favorable (Unfavorable)
($ amounts in thousands)	2020	2019	$ Change	% Change
Net cash provided by operating activities	7,911	5,265	2,646	50%
Net cash used in investing activities	(7,604)	(1,282)	(6,322)	493%
Net cash used in financing activities	(722)	(8,137)	7,416	91%

Net increase in cash and cash equivalents	416	(4,154)	3,738	90%

NM—Not Meaningful

Operating Activities

Cash provided by TWMH’s operating activities increased by $2.6 million, or 50%, from $5.3 million for the year ended December 31, 2019 to $7.9 million for the year ended December 31, 2020. The increase is primarily due to the decrease in accounts payable and accrued expenses and decreases in accrued compensation and profit sharing caused by bonuses during the year ended December 31, 2020 being paid on December 31, 2020 whereas bonuses were paid subsequent to year-end in 2019. Increases in net cash provided by operating activities was partially reduced by the decrease in net income of TWMH and its subsidiaries of $0.4 million for the year ended December 31, 2020.

Our increasing working capital needs reflect the growth of our business. We believe that our ability to generate cash from operations, as well as the capacity under our credit facilities, provides us with the necessary liquidity to manage short-term fluctuations in working capital and to meet our short-term commitments.

Investing Activities

Net cash used in TWMH’s investing activities for the year ended December 31, 2020 increased by $6.3 million, or 493%, from $1.3 million for the year ended December 31, 2019 to $7.6 million for the year ended December 31, 2020, primarily due to the March 2020 contingent cash payment of $6.4 million to TG in connection with TWMH’s 2017 acquisition of TG. The increase in cash flows used in investing activities was partially offset by cash inflows from increased sales of investments by $1.6 million, and a decrease in cash used for purchases of equity method investments.

Financing Activities

Net cash used in TWMH’s financing activities for the year ended December 31, 2020 decreased by $7.4 million, or 91%, from $8.1 million for the year ended December 31, 2019 to $0.7 million for the year ended December 31, 2020, primarily due to new borrowings under the Term Loan of $11.3 million, a reduction of net member distributions of $1.6 million and a decrease in repurchase units of $0.7 million, which was partially offset by repayments on the previous Term Loan of $6.2 million during the year ended December 31, 2020 and loans to members of $0.6 million.

Financial Condition and Liquidity of TWMH Following the Business Combination

We believe that following the Closing of the Business Combination, the sources of liquidity discussed above will continue to be sufficient to fund our working capital requirements and to meet our commitments in the ordinary course of business, under current market conditions, for the foreseeable future. We intend to use a portion of our available liquidity to pay cash distributions on a quarterly basis in accordance with our distribution policies. We will continue to explore strategic financing and share buyback opportunities in the ordinary course of business. We expect this to include potential financings and refinancings of indebtedness, through the issuance of debt securities or otherwise, to maximize our liquidity and capital structure.

Future Sources and Uses of Liquidity

In the normal course of business, we may engage in off-balance sheet arrangements, including transactions in derivatives, guarantees, commitments, indemnifications, and potential contingent repayment obligations. We do not have any off-balance sheet arrangements that would require us to fund losses or guarantee target returns to clients.

Contractual obligations

TWMH’s contractual obligations under operating lease arrangements (net of sublease income) total $12.3 million, of which $2.9 million net is due within the next 12 months. Additionally, TWMH has minimum printer, computer, and other non-cancelable technology leases totaling $0.2 million, of which less than $0.1 million will become due within the next 12 months.

Indemnification Arrangements

Consistent with standard business practices in the normal course of business, we enter into contracts that contain indemnities for our affiliates and our employees, officers and directors, persons acting on our behalf or such affiliates, and third parties. The terms of the indemnities vary from contract to contract and the maximum exposure under these arrangements, if any, cannot be determined and has neither been recorded in the above table nor in our Consolidated Financial Statements. As of September 30, 2022, we have not had prior claims or losses pursuant to these contracts and expect the risk of loss to be remote.

Litigation

From time to time, we may be named as a defendant in legal actions in the ordinary course of business. Although there can be no assurance of the outcome of such legal actions, in the opinion of management, we do not have any potential liability related to any current legal proceeding or claim that would individually or in the aggregate materially affect its results of operations, financial condition, or cash flows.

Related Party Transactions

We lease office space from a related party for which we paid $0.9 million in rent payments during each of the nine months ended September 30, 2022 and 2021, respectively, which are included in occupancy expense on the Consolidated Statements of Income.

We also provide loans to certain of our members equal to a portion of estimated Federal, State, and Local taxes owed by such members on issuances of Class B units to members. The total amount of these loans outstanding at December 31, 2021 was $0.6 million, which were drawn on February 15, 2021 and accrued interest commenced on February 15, 2021. In connection with the April 2021 issuance, certain members of TWMH were offered convertible promissory notes equal to a portion of the estimated Federal, State, and Local taxes owed by such members in relation to the issuance. On April 15, 2021, promissory notes totaling $1.1 million were issued by TWMH. On May 1, 2022, the Company provided $0.3 million in promissory notes to certain employee members of the Company. For the nine-month period ended September 30, 2022, the Company forgave $0.2 million of principal debt and accrued interest on the loans. The total amount of these loans outstanding at September 30, 2022 was $1.5 million.

Critical Accounting Policies and Estimates

We prepare our Consolidated Financial Statements in accordance with U.S. GAAP. In applying many of these accounting principles, we need to make assumptions, estimates, and/or judgments that affect the reported amounts of assets, liabilities, revenues, and expenses in our Consolidated Financial Statements. We base our estimates and judgments on historical experience and other assumptions that we believe are reasonable under the circumstances. These assumptions, estimates, and/or judgments, however, are both subjective and subject to change, and actual results may differ from our assumptions and estimates. Actual results may also differ from our estimates and judgments due to risks and uncertainties and changing circumstances, including uncertainty in the current economic environment due to the COVID-19 pandemic. If actual amounts are ultimately different from our estimates, the revisions are included in our results of operations for the period in which the actual amounts become known. For a summary of our significant accounting policies and estimates, see “Note 2. Summary of Significant Accounting Policies,” to our Consolidated Financial Statements included in this proxy statement/prospectus.

Revenue Recognition

We recognize revenue in accordance with ASC 606. Revenue is recognized in a manner that depicts the transfer of promised goods or services to customers and for an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. We are required to identify our contracts with customers, identify the performance obligations in a contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, variable consideration is included only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.

Consolidation

We consolidate entities in which we have a controlling financial interest. We have a controlling financial interest when we own a majority of the voting rights of a voting rights entity (“VRE”) or are the primary beneficiary of a variable interest entity (“VIE”). Assessing whether an entity is a VRE or a VIE involves judgment and analysis on an entity by entity basis. Factors considered in this assessment include the entity’s legal organization, the entity’s capital structure and equity ownership, the rights of equity investment holders, the Company’s contractual involvement with and economic interest in the entity and any related party or de facto agent implications of the Company’s involvement with the entity. Entities that are determined to be VREs are consolidated if the Company can exert control over the financial and operating policies of the investee, which generally exists if there is greater than 50% voting interest. Entities that are determined to be VIEs are consolidated if the Company is the primary beneficiary of the entity. The Company is deemed to be the primary beneficiary of a VIE if it has the power to direct the activities that most significantly impact the entity’s economic performance and has the obligation to absorb losses or the right to receive benefits that potentially could be significant to the VIE. There is judgment involved this assessment. During the first quarter of 2022, the Company made investments that resulted in the consolidation of TIH and Holbein. These investments were accounted for as a business combination under ASC 805.

Income Taxes

For tax purposes, we have historically been treated as a flow-through entity with respect to our U.S. operations. As a result, we have not been subject to U.S. federal and state income taxes (although our corporate subsidiaries are subject to federal and state income tax for subsidiary corporations). The provision for income taxes in our historical Consolidated Statements of Income consists of federal, state, local and foreign income taxes. Following the Business Combination, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income generated by our limited liability company that will flow through to its interest holders, including us.

Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred taxes assets and liabilities are recognized for the expected future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using the tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.

U.S. GAAP requires us to recognize tax benefits in an amount that is more-likely-than-not to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the Consolidated Financial Statements. We recognize interest and penalties, if any, related to unrecognized tax benefits as general, administrative and other expenses in the Consolidated Statements of Income. If recognized, the entire amount of previously unrecognized tax positions would be recorded as a reduction in the provision for income taxes.

Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The realization of deferred tax assets is dependent on our ability to generate future taxable income. When evaluating the realizability of deferred tax assets, all evidence— both positive and negative—is considered. This evidence includes, but is not limited to, expectations regarding future earnings, future reversals of existing temporary tax differences, and tax planning strategies.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Quantitative and Qualitative Disclosures About Market Risk

Our primary exposure to market risk is related to our role as wealth management advisor to our investment products and the sensitivity to movements in the market value of their investments, including the effect on management fees and investment income. Uncertainty with respect to the economic effects of the COVID-19 pandemic has introduced significant volatility in the financial markets, and the effects of this volatility could materially impact our market risks, including those listed below. For additional information concerning the COVID-19 pandemic and its potential impact on our business and our operating results, see “Risk Factors” in this proxy statement/prospectus.

Market Risk

The market price of investments may significantly fluctuate during the period of investment, should their value decline, our fees may decline accordingly. Investments may decline in value due to factors affecting securities markets generally or particular industries represented in the securities markets. The value of an investment may decline due to general market conditions, which are not specifically related to such investment, such as real or perceived adverse economic conditions, changes in the general outlook for corporate earnings, changes in interest or currency rates, or adverse investor sentiment generally. It may also decline due to factors that affect a particular industry or industries, such as labor shortages or increased production costs and competitive conditions within an industry.

Our credit orientation has been a central tenet of our business across our investment strategies. Our investment professionals benefit from our independent research and relationship networks and insights from our portfolio of active investments. We believe the combination of high-quality proprietary pipeline and a consistent, rigorous approach to managing investments across our strategies has been, and we believe will continue to be, a major driver of our strong risk-adjusted returns and the stability and predictability of our income.

Interest Rate Risk

As of September 30, 2022, we had $14.1 million and $6.4 million of borrowings outstanding under the revolving facilities and term loan, respectively.

In November 2021, we amended our $7.5 million revolving line of credit into a restated $14.5 million revolving line of credit. The interest rate on the line of credit was amended to the Daily Bloomberg Short-Term Bank Yield Index rate (“BSBY”) plus 1.50%. Our unused commitment fee is 0.15% per annum. Currently, the term loan bears interest calculated based on variable one-month LIBOR rate plus 1.50%, subject to a LIBOR floor. We entered into an interest rate swap agreement in 2020, which converted the variable rate to a fixed rate of 2.60% on borrowings under the term loan. The interest rate swap is not accounted for under hedge accounting; therefore, changes in the value of the swap are recognized in earnings.

In March 2022, the Company’s Revolving Line of Credit maturity date was extended to March 13, 2023 and its borrowing capacity increased from $14.5 million to $15.5 million.

We estimate that in the event of an increase in LIBOR, there would be no impact to our interest expense related to the term loan due to our interest rate swap agreement. However, for any increase to the BSBY rate related to the revolving facilities, we would be subject to such increased variable rate and would expect our interest expense to increase commensurately.

On July 27, 2017, the United Kingdom’s FCA, which regulates LIBOR, announced that it intends to phase out LIBOR by the end of 2021, which was later extended to June 2023. Potential changes, or uncertainty related to such potential changes, may adversely affect the market for LIBOR-based securities or the cost of our borrowings. Please see “Risk Factors” section of registration statement for additional information.

Credit Risk

We are party to agreements providing for various financial services and transactions that contain an element of risk in the event that the counterparties are unable to meet the terms of such agreements. In such agreements, we depend on the counterparty to make payment or otherwise perform. We generally endeavor to minimize our risk of exposure by limiting to reputable financial institutions the counterparties with which we enter into financial transactions. In other circumstances, availability of financing from financial institutions may be uncertain due to market events, and we may not be able to access these financing markets. We seek to mitigate this exposure by monitoring the credit standing of these financial institutions.